                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of
                            1934 (Amendment No. ___)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                           EPICOR SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)     Title of each class of securities to which transaction applies:

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        2)     Aggregate number of securities to which transaction applies:

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        3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        4)     Proposed maximum aggregate value of transaction:

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        5)     Total fee paid:

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[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identifying the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:

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        2)     Form, Schedule or Registration Statement No.:

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        3)     Filing Party:

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        4)     Date Filed:

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


                           EPICOR SOFTWARE CORPORATION
                              195 Technology Drive
                          Irvine, California 92618-2402

                                 [EPICOR LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   -----------
                             TO BE HELD MAY 15, 2001

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Epicor Software Corporation (the "Company"), a Delaware corporation, will be held on Tuesday, May 15, 2001 at 10:00 a.m., Pacific Time, at the offices of the Company located at 195 Technology Drive, Irvine, California 92618-2402, telephone number
(949) 585-4000, for the following purposes:

               1. To elect four (4) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

               2. To ratify the appointment of Deloitte & Touche, LLP, as independent auditors of the Company for the fiscal year ending December 31, 2001.

               3. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on March 16, 2001 are entitled to notice of and to vote at the meeting.

        All stockholders are cordially invited to attend the meeting. However, in order to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                             By Order of the Board of Directors

                                             /s/ L. George Klaus
                                             Chairman of the Board
Irvine, California
April 13, 2001

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting must bring with them a proxy or letter from that firm confirming their ownership of shares.

                           EPICOR SOFTWARE CORPORATION

                                  [EPICOR LOGO]

                                   -----------

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors (the "Board" or "Board of Directors") of EPICOR SOFTWARE CORPORATION (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting of Stockholders") to be held on Tuesday, May 15, 2001, at 10:00 a.m., Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at the principal executive offices of the Company located at 195 Technology Drive, Irvine, California 92618-2402. The telephone number at that location is (949) 585-4000. When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for directors set forth herein and for the ratification of the appointment of Deloitte & Touche, LLP, as independent auditors and, at the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

        These proxy solicitation materials and the Form 10-K, including the financial statements and the schedules thereto (but excluding exhibits), filed with the Securities and Exchange Commission for the Company's fiscal year ended December 31, 2000, were first mailed on or about April 13, 2001, to all stockholders entitled to vote at the Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT MEETING

        The Company currently intends to hold its 2002 Annual Meeting of Stockholders in late April 2002 and to mail Proxy Statements relating to such meeting in early March 2002. Proposals that are intended to be presented by stockholders of the Company at the Company's 2002 Annual Meeting of Stockholders and that such stockholders wish to have included in the Company's proxy statement relating to that meeting must be received by the Company at its principal executive offices no later than December 4, 2001, in order to be considered for possible inclusion in the Company's proxy statement relating to that meeting.

        If a stockholder wishes to present a proposal at the Company's annual meeting in the year 2002 and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to February 27, 2002 (45 calendar days prior to the anniversary of the mailing date of this proxy statement) in order to be timely. If a stockholder gives notice of such a proposal after that deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's 2002 annual meeting.

        The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Epicor Software Corporation at 195 Technology Drive, Irvine, California 92618, Attention: Secretary of the Company, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

        The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock and Series C Preferred Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAINED" on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter (the "Votes Cast").

        While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

        While broker non-votes will be counted for purpose of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on any proposal described in this proxy statement.

INTERNET AND TELEPHONE VOTING

        Stockholders holding Company common shares, whether they are registered directly with the Company's transfer agent, Mellon Investor Services, or held with a bank or broker, may be eligible to vote via the Internet or to vote telephonically. If a stockholder's shares are held in an account with a broker or bank, the information on how to vote via the Internet or by telephone will be provided on the voting instruction form. If a stockholder's shares are registered directly with Mellon Investor Services, the information on how to vote via the Internet or by telephone will be provided on the proxy card.

        Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 14, 2001. Submitting a proxy via the Internet or by telephone will not affect a stockholder's right to vote in person should they decide to attend the Annual Meeting.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

SOLICITATION

        The Company will bear the entire cost of the solicitation of proxies, including costs incurred in connection with the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to the Company's stockholders in relation to the Annual Meeting of Stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock of the Company beneficially owned by others for forwarding to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock of the Company for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

RECORD DATE AND SHARES OUTSTANDING

        Stockholders of record at the close of business on March 16, 2001 ("Record Date") are entitled to notice of and to vote at the Annual Meeting of Stockholders. The Company has two (2) classes of equity securities outstanding, designated Common Stock, $.001 par value ("Common Stock" or the "Company's Common Stock"), and Series C Preferred Stock, $.001 par value ("Series C Preferred Stock"). At the Record Date, 41,786,497 shares of Common Stock and 95,305 shares of Series C Preferred Stock were issued and outstanding.

VOTING AND CONVERSION RIGHTS OF COMMON STOCK AND SERIES C PREFERRED STOCK

        Each share of Common Stock outstanding at the record date will be entitled to one (1) vote with respect to each proposal herein and any other matter that properly may come before the Annual Meeting of Stockholders. Each share of Series C Preferred Stock is convertible into ten (10) shares of Common Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holder. In addition, each share of Series C Preferred Stock automatically converts into ten (10) shares of Common Stock, as adjusted as provided above, ten (10) days following the date that the average closing price of the Common Stock for twenty (20) consecutive days has exceeded $25.00 per share, as adjusted as provided above. Each share of Series C Preferred Stock will be entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder approval. Thus, a total of 42,739,547 votes are eligible to be cast at the Annual Meeting.


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

NOMINEES

        Currently, there are five (5) members of the Board of Directors. Arthur
J. Marks, currently serving as a director, has decided not to stand for reelection. Effective May 15, 2001, the number of authorized directors will be reduced to four (4). Accordingly, at the Annual Meeting of Stockholders, four
(4) directors are to be elected by the holders of Common Stock and Series C Preferred Stock. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four (4) nominees named below. All nominees are currently directors of the Company. If any Company nominee is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for a nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable to or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

        The names of the nominees and certain information about them are set forth below:

                  Name                   Age                Title             Director Since
           ------------------            ---       -----------------------    --------------
             L. George Klaus             60        Chairman of the Board,          1996
                                                   Chief Executive Officer
             Donald R. Dixon             53               Director                 1995
           Charles Boesenberg            52               Director                 2000
              Thomas Kelly               48               Director                 2000

The Board of Directors recommends a vote "FOR" the election of all of the nominees listed above.

        Mr. Klaus has been a Director of the Company and has served as Chief Executive Officer of the Company since February 1996 and Chairman of the Board since September 1996. Mr. Klaus also served as President of the Company from February 1996 through November 1999. From July 1993 through October 1995, Mr. Klaus served as President, Chief Executive Officer and Chairman of the Board of Frame Technology, Inc., a software company that produces software tools for authoring, managing and distributing business-critical documents. Mr. Klaus currently serves on the board of FileNet Corporation. Mr. Klaus is also a member of the Board of Advisors of Broadview Capital Partners and the Information and Computer Science CEO Advisory Board for the University of California, Irvine.

        Mr. Dixon has been a Director of the Company since September 1995. Mr. Dixon has served as President of Trident Capital, Inc., a private investment firm, since June 1993, and before that as Co-President of Partech International, Inc., an international venture capital and money management firm, from June 1988 until June 1993. Mr. Dixon also is a director of Evolving Systems, Inc. and several private companies.

        Mr. Kelly has been a Director of the Company since January 2000. Mr. Kelly has been Chairman and Chief Executive Officer of eOnline, Inc., an enterprise resource planning software hosting company, since January 2001. From July 1998 through December 2000, Mr. Kelly was Chairman and Chief Executive Officer of Blaze Software, Inc., a provider of rules-based e-business software that enables personalized interaction across an enterprise's electronic contact points. From March 1996 through March 1998, Mr. Kelly was employed at Cirrus Logic, Inc. as Executive Vice President and Chief Financial Officer, and then subsequently Chief Operating Officer. From September 1993 through December 1995, Mr. Kelly served as Executive Vice President and Chief Financial Officer of Frame Technology Corporation, a software company that produces software tools for authoring, managing and distributing business-critical documents.

        Mr. Boesenberg has been a director of the Company since December 2000. Mr. Boesenberg has been President of Post PC Ventures, a management and investment group focusing on eCommerce, Internet appliances, enterprise security and B2B Internet infrastructure companies, since February 2000. Prior to joining Post PC Ventures, Mr. Boesenberg was President and Chief Executive Officer of Integrated Systems, Inc. (ISI) from December 1998 until February 2000, when the company was acquired by Wind River Systems, Inc. From January 1994 through November 1998, Mr. Boesenberg was President and CEO of Magellan Corporation and its predecessor Ashtech Inc., both global positioning systems companies. Mr. Boesenberg is also a director of Symantec Corporation, Immersion Corporation and several private companies.

VOTE REQUIRED

        The four (4) nominees for director receiving the highest number of affirmative votes from holders of shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE COMPANY'S FOUR (4) NOMINEE DIRECTORS. Proxies solicited by the Company will be voted FOR the election of the Company's four (4) nominee directors.

COMMITTEES

        The Board of Directors has a standing Compensation Committee and Audit Committee.

        The functions of the Compensation Committee include advising the Board of Directors on officer compensation and employee compensation generally as well as administering the Company's stock option plans. See "Report of the Compensation Committee on Executive Compensation" below. The Compensation Committee, which presently consists of two outside directors, Messrs. Dixon and Marks, held two meetings during 2000.

        The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and quarterly reviews as well as reviewing internal accounting controls. The Audit Committee, which presently consists of these outside directors, Messrs. Dixon, Marks and Kelly, held eight meetings during 2000. On April 27, 2000 the Company adopted a written charter for the Audit Committee. This charter is attached to this proxy statement as Exhibit A. All members of the Audit Committee are independent under the requirements of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

        The Board of Directors has no nominating committee or any committee performing the functions of such a committee.

BOARD MEETINGS

        The Board of Directors held a total of four meetings during 2000. No member of the Board of Directors who is standing for reelection attended fewer than 75% of the meetings of the Board of Directors, and no incumbent director attended fewer than 75% of the meetings of committees upon which such director served.

OTHER EXECUTIVE OFFICERS

        The names of the current executive officers and certain information about them are set forth below:

                  Name                 Age                            Title
        -------------------           -----                  ---------------------
        L. George Klaus                 60       Chief Executive Officer, Chairman of the Board
        Richard L. Roll                 51       President, Chief Operating Officer
        Lee Kim                         42       Vice President, Chief Financial Officer
        Vincent Sheeran                 43       Senior Vice President Worldwide Sales
        Daniel Whelan                   40       Senior Vice President Consulting and Support

        Mr. Roll joined the Company in November 1999 and has served as President and Chief Operating Officer since joining the Company. From 1996 through July 1999, Mr. Roll was employed at Hitachi Koki Imaging Solutions, Inc., an imaging solutions company, where he served as President and Chief Executive Officer from 1998 through July 1999, as Chief Operating Officer from 1997 to 1998, and as Senior Vice President, Americas Printer division from 1996 to 1997.

        Mr. Kim has served as Chief Financial Officer of the Company since October 1999. From February 1999 to October 1999, Mr. Kim served as Vice President and Controller of the Company. From October 1997 to February 1999, Mr. Kim was Vice President, Controller and Chief Accounting Officer for FileNet Corporation, a provider of integrated document management software products. Between August 1993 and October 1997, Mr. Kim was employed at Wonderware Corporation, a provider of industrial automation software. During this period, Mr. Kim served as Manager of Finance from August 1993 to August 1994, Director of Finance from August 1994 to October 1997, and Acting Chief Financial Officer from January 1996 to March 1996.

        Mr. Sheeran has served as Senior Vice President Worldwide Sales of the Company since April 2000. From June 1999 to March 2000, Mr. Sheeran served as Senior Vice President Marketing of the Company. From June 1997 to May 1999, Mr. Sheeran was Vice President Clientele Products for the Company, and from 1995 to 1997 he was Vice President of Epicor's Eastern Region.

        Mr. Whelan has served as Senior Vice President of Professional Services and Customer Support for North America of the Company since January 2001. From January 2000 to December 2000, Mr. Whelan served as Senior Vice President, Professional Services for North America, and from March 1994 through December 1999 as Vice President, Professional Services.

EXECUTIVE COMPENSATION

        SUMMARY OF COMPENSATION. The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the Company's Chief Executive Officer and to the Company's four most highly-compensated executive officers.

                                SUMMARY COMPENSATION TABLE(1)

                                                                                        Long-Term Compensation
                                                     Annual Compensation                        Awards
                                            ---------------------------------------    -------------------------
                                                                        Other Annual    Restricted    Securities     All Other
                              Fiscal Year                               Compensation   Stock Awards   Underlying     Compensation
Name and Principal Position    Ended (1)    Salary ($)   Bonus ($)         ($)             ($)        Options (#)       ($)
---------------------------    ---------    ----------   ----------     ------------   ------------   -----------    ---------
L. George Klaus(2)             12-31-00     630,000       73,710        556,635(3)         (8)             --        3,564(9)
Chairman of the Board,         12-31-99     630,000      133,262        456,489(4)         --         100,000
and Chief Executive Officer    12-31-98     559,167(5)   620,216(6)     444,188(7)         --         500,000           --
                               06-30-98     527,500      509,456        423,058(7)         --              --           --


Richard L. Roll                12-31-00     400,000       29,250             --            --         230,000        1,242(9)
President and                  12-31-99      50,000        8,886          6,000(10)        --         700,000          155(9)
Chief Operating Officer


Lee Kim                        12-31-00     183,333       17,550          1,625(15)        --          75,000          370(9)
Vice President and             12-31-99     137,037       16,863         65,728(16)        --         175,000           --
Chief Financial Officer


Vincent Sheeran                12-31-00     274,794           --         55,235(11)        --          50,000          540(9)
Senior Vice President          12-31-99     229,167      102,882         85,147(12)        --         140,000          629(9)
Worldwide Sales                12-31-98     158,333(5)   224,020(13)         --            --          25,000           --
                               06-30-98      75,000       50,000(14)         --            --              --           --


Daniel Whelan                  12-31-00     197,400       65,712         18,076(15)        --          25,000          410(9)
Senior Vice President          12-31-99     188,000       39,838(17)     65,728(18)        --         115,000          380(9)
Professional Services and      12-31-98     147,500(5)   153,965(19)    209,850(22)        --          20,000           --
Customer Support               06-30-98      70,000       17,787(20)    209,850(21)        --          22,000           --

(1) Effective December 30, 1998, the Company changed its fiscal year end from June 30 to December 31. The information presented in this table includes the fiscal years ended December 31, 2000, December 31, 1999, the 12 months ended December 31, 1998 and the fiscal year ended June 30, 1998.

(2)  Mr. Klaus also served as President until November 16, 1999.

(3) Amount stated reflects $420,000 in waiver of accrued interest on two loans in the aggregate principal amount of $7,000,000; additional amount stated reflects relocation expenses.

(4) Amount stated reflects $420,000 in waiver of accrued interest on two loans in the aggregate principal amount of $7,000,000; premiums for insurance that provides for reimbursement for health and dental costs in excess of the amounts payable under the Company's group health and dental plans; fees paid in connection with a golf club membership; and taxes paid in connection with such golf club membership fee. See "Employment Agreements and Related Party Transactions."

(5) Includes salary for the final six months of the fiscal year ended June 30, 1998 and the final six months of the calendar year ended December 31, 1998.

(6) Includes bonus for the fiscal year ended June 30, 1998 as well as prorated bonus for six months ended December 31, 1998.

(7) Amount stated reflects $420,000 in waiver of accrued interest on two loans in the aggregate principal amount of $7,000,000; and premiums for insurance that provides for reimbursement for health and dental costs in excess of the amounts payable under the Company's group health and dental plans. See "Employment Agreements and Related Party Transactions."

(8) Mr. Klaus received a restricted stock grant of 2,000,000 shares in connection with his joining the Company in February 1996. See "Employment Agreements and Related Party Transactions." Of the 2,000,000 shares, 350,000 vested on the grant date and 29,167 shares vested each month thereafter for 36 months. The remaining 600,000 shares vest based on the Company meeting operating revenue and profit after tax thresholds for fiscal 1997, 1998 and 1999. As of December 31, 2000, all 2,000,000 shares were vested. The value of Mr. Klaus' restricted stock holdings at December 31, 2000, was $1,625,000, which was determined by multiplying the number of restricted shares times $0.8125, the closing price of the Company's common stock on December 29, 2000, net of the consideration paid for the restricted shares. The restricted stock is entitled to the same dividends as are paid to the common stock generally.

(9)  Amount stated reflects premium for group term life insurance.

(10) Amount stated reflects amount budgeted for attendance at an Epicor conference.

(11) Amount stated reflects $21,634 for paid time off; and $32,759 for relocation expenses.

(12) Amount stated reflects $18,790 for relocation expenses; and $65,728 for fees paid in connection with a golf club membership.

(13) Amount stated reflects $174,020, for bonus payment; and $50,000 for sales commissions.

(14) Amount stated reflects $25,000 for bonus payment; and $25,000 for sales commissions.

(15) Amount stated reflects money paid for paid time off.

(16) Amount stated reflects $35,000 for fees paid in connection with a golf club membership; and taxes paid in connection with such golf club membership.

(17) Amount stated reflects $39,838 in bonus payment.

(18) Amount stated reflects fees for a golf club membership.

(19) Amount stated reflects $42,500 in bonus payment and $111,465 in sales commissions.

(20) Amount stated reflects sales commission.

(21) Amount stated reflects the net income; after taxes, from the exercise of non-qualified stock options by Mr. Whelan.

(22) Amount stated reflects the same annual compensation as in footnote 21 for the period ending June 30, 1998; it is also reflected here due to change in fiscal year end (see footnote 1).

        Option Grants. The following table sets forth certain information concerning grants of stock options to each of the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2000. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. No assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved. The Company did not grant any stock appreciation rights during 2000.

        Options granted have a term of ten (10) years, subject to earlier termination in certain events related to termination of employment. The exercise price of each option is equal to the fair market value of the common stock on the date of grant. In January 2001, each of the persons named in the Summary Compensation Table exchanged all of the options listed in the table below for restricted shares of the Company's common stock. See "Related Party Transactions -- Exchange of Options for Common Stock."

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  Potential Realizable
                                                                                                    Value at Assumed
                                                                                              Annual Rates of Stock Price
                             Individual Grants                                                Appreciation for Option Term
   -----------------------------------------------------------------------------------       ------------------------------
                      Number of         % of Total
                      Securities         Options
                      Underlying        Granted to         Exercise
                        Options        Employees in         or Base         Expiration
      Name            Granted (#)       Fiscal Year       Price ($/Sh)         Date             5% ($)            10% ($)
   ---------         ------------      ------------      ------------      ------------      ------------      ------------
L. George Klaus                --                --                --                --                --                --
Richard L. Roll            20,000              0.97            5.9375           1/12/10            74,681           189,257
                           10,000              0.49            4.0000           4/28/10            25,156            63,750
                          200,000              9.72            1.1562           11/1/10           145,426           368,537
Lee Kim                    25,000              1.22            4.0000           4/28/10            62,889           159,374
                           50,000              2.43            1.1562           11/1/10            36,356            92,134
Vince Sheeran              50,000              2.43            4.0000           4/28/10           125,779           318,748
Daniel Whelan              25,000              1.22            4.0000           4/28/10            62,889           159,374

        Option Exercises. The following table sets forth certain information concerning the exercise of options by each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2000, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options outstanding as of December 31, 2000. Also reported are the values for "in the money" options that represent the positive spread between the exercise prices of any of such existing stock options and the closing sale price of the Company's Common Stock as of December 31, 2000.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                            Number of Securities Underlying     Value of Unexercised In-the-Money
                                                        Unexercised Options at Fiscal Year-End    Options at Fiscal Year-End(1)
                                                        --------------------------------------  ---------------------------------
                       Shares              Value
                     Acquired on         Realized
      Name           Exercise (#)         (1)($)        Exercisable (#)      Unexercisable (#)  Exercisable ($)  Unexercisable ($)
---------------      ------------      ------------     ---------------      -----------------  ---------------  -----------------
L. George Klaus                --                --           333,334               266,666                --                --
Richard L. Roll                --                --           177,500               752,500                --                --
Lee Kim                        --                --            41,250               208,750                --                --
Vincent Sheeran                --                --           127,250               183,750                --                --
Daniel Whelan                  --                --            81,700               130,500                --                --


(1) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price on "in-the-money" options. The closing sale price for the Company's Common Stock as of December 31, 2000 on the NASDAQ National Market System was $0.8125.

        Compensation of Directors. The Company pays each non-employee director of the Company a $10,000 retainer fee and a $5,000 fee for physical attendance at a board meeting. The board meeting fee is $2,500 if attendance is via phone. During 2000, board fees were paid to the current directors. Also, beginning in January 2000 each non-employee director of the Company received an option to purchase 35,000 shares upon commencement of service as a director and an option to purchase 10,000 shares upon each subsequent reelection to the Board. The options are and will be priced at the fair market value of the Company's common stock on the date of grant.

RELATED PARTY TRANSACTIONS

    Employment and Severance Agreements

        1. The Company entered into an offer letter with L. George Klaus when he joined the Company as President and Chief Executive Officer in February 1996. The offer letter initially provided for a base salary of $500,000, together with an annual bonus on a fiscal year basis of up to $250,000 based on a performance plan. The offer letter also initially provided that Mr. Klaus could earn an additional incentive bonus of up to $250,000 upon fulfillment of certain performance criteria. Mr. Klaus' base salary has been increased since the time he joined the Company and his bonus plan also has been modified. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION-CEO Compensation for Fiscal 2000."

        In addition, Mr. Klaus purchased 2,000,000 shares of restricted stock at a purchase price of $3.50 per share, the then fair market value of the Company's Common Stock. As payment for one-half of the purchase price, Mr. Klaus executed a secured five-year promissory note in the principal amount of $3,500,000. The note bears simple interest at 6% per annum, is a full recourse promissory note, and is secured by a stock pledge of 2,000,000 shares of the Company's Common Stock. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to the promissory note. The Company retained a repurchase right with respect to the restricted stock. The repurchase right lapsed with respect to 350,000 shares on the date of the restricted stock grant, and lapsed with respect to 29,167 shares each month for 36 months so that, as of February 7, 1999, the repurchase right no longer applied to 1,400,000 shares. The repurchase right with respect to the remaining 600,000 shares lapsed based on fulfillment of certain performance criteria with respect to the Company's operating revenues and profit after taxes for fiscal years 1997, 1998 and 1999.

        In addition, the Company agreed to pay Mr. Klaus 12 months severance, including salary and bonus, in the event his employment is terminated without cause or in the event that he is constructively terminated.

        Finally, the Company agreed to provide a relocation package to Mr. Klaus to assist him in relocating from Northern California to Southern California. Such package included: (i) paying the shortfall on the sale of his primary residence; (ii) reimbursing Mr. Klaus certain financing and closing costs in connection with the purchase of a new home; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses.

        The Company has loaned to Mr. Klaus $3,500,000 pursuant to an unsecured five-year full recourse promissory note, which bears interest at the rate of 6% per annum. This loan was used to fund Mr. Klaus' restricted stock purchase along with the secured note referenced above. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to this unsecured note. In January 2001, the Company extended the maturity date of Mr. Klaus' two notes to the Company, in an aggregate initial principal amount of $7,000,000, to February 7, 2003 and reinstated the accrual of 6% interest per annum on such notes, beginning January 4, 2001.

        In February 2001, the Company agreed to pay Mr. Klaus a bonus in the amount of $350,000 on February 1, 2002, provided Mr. Klaus remains a director of the Company through January 31, 2002.

        The largest principal amount outstanding during 2000 under all loans to Mr. Klaus was $7,000,000, and the amount outstanding as of December 31, 2000 was $7,000,000.

        2. The Company entered into an offer letter with Richard L. Roll when he joined the Company in November 1999 as President and Chief Operating Officer. The offer letter provides for a base salary of $400,000, together with a target annual bonus on a fiscal year basis of $150,000 based on a performance plan. The target bonus may increase to $375,000 if the performance targets are exceeded.

        In addition, Mr. Roll was granted an option to purchase 500,000 shares of Common Stock at an exercise price of $6.3594 per share. The options vest with respect to 350,000 shares as follows: (i) 80,000 shares vest immediately upon commencement of employment; (ii) 90,000 shares vest on the first anniversary of the employment start date; and (iii) 7,500 shares vest on the first day of each month beginning on the first day of the thirteenth month after the employment start date. Vesting with respect to the remaining 150,000 shares is tied to Company performance targets for fiscal years 2000, 2001 and 2002. If the performance targets are not fulfilled, then the shares that would have vested based upon fulfillment of the performance targets vest on the fifth anniversary of the employment start date.

        Mr. Roll also was granted an option to purchase 200,000 shares of Common Stock at an exercise price of $6.3594 per share. Vesting of this option would commence if Mr. Roll fulfilled a performance target on or before January 1, 2001. Upon fulfillment of the performance target, the options would vest with respect to 5,556 shares monthly over a period of 36 months. As the performance target was not fulfilled prior to January 1, 2001, the option will vest on the fifth anniversary of the grant date.

        In addition, the Company agreed to pay Mr. Roll 12 months severance, including salary and bonus, in the event his employment is terminated without cause or in the event that he is constructively terminated. In the event of termination without cause or a constructive termination, the shares of Common Stock that would have vested under Mr. Roll's options during the next 12-month period shall accelerate and become vested. If a change of control occurs following the first anniversary date of Mr. Roll's employment, then all shares subject to his options shall become fully vested upon the change of control.

        In November 2000, Mr. Roll was granted an option to purchase an additional 200,000 shares of Common Stock at an exercise price of $1.1560 per share. Vesting of this option will commence if Mr. Roll fulfills a performance target on or before January 1, 2002. Upon fulfillment of the performance target, the options would vest with respect to 5,556 shares monthly over a period of 36 months. If the performance target is not fulfilled prior to January 1, 2002, the option will vest on the fifth anniversary of the grant date.

        3. The Company entered into an offer letter with Ken Lally when he joined the Company as Senior Vice President - Worldwide Field Operations in April 1996. The offer letter provided for a base salary of $200,000, together with an annual bonus on a fiscal year basis of up to $100,000 based on a performance plan. The offer letter also provided that Mr. Lally could earn an additional incentive bonus of up to $100,000 upon fulfillment of certain performance criteria. Mr. Lally's base salary and bonus changed during his employment with the Company.

        In addition, Mr. Lally purchased 450,000 shares of restricted stock at a purchase price of $6.25 per share, the then fair market value of the Company's Common Stock. In payment of one half of the purchase price, Mr. Lally executed a secured five-year promissory note in the principal amount of $1,406,250. The note bears simple interest at 6% per annum, is a full recourse promissory note, and is secured by a pledge of 450,000 shares of the Company's Common Stock. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to the promissory note. The Company retained a purchase right with respect to the restricted stock. The repurchase right lapsed with respect to 49,980 shares on the date of the restricted stock grant, and lapsed with respect to 6,945 shares each month thereafter for 36 months, so that as of April 10, 1999 the repurchase right did not apply to 300,000 shares. The repurchase right with respect to the remaining 150,000 shares lapses based on fulfillment of certain performance criteria with respect to the Company's operating revenues and profit after taxes for fiscal 1997, fiscal 1998 and fiscal 1999, or in any event after ten years. For fiscal 1999, the initial performance target was revised during 1999. As of December 31, 1999, the repurchase right lapsed with respect to 145,000 of the 150,000 shares.

        In addition, the Company agreed to pay Mr. Lally six months severance, including salary and bonus, in the event his employment was terminated without cause or in the event that he was constructively terminated. In the event of termination without cause or constructive termination, the Company's repurchase right would lapse with respect to the shares that would have vested during the six-month period following termination.

        Finally, the Company provided a relocation package to Mr. Lally to assist him to relocate from Northern California to Southern California. Such package included: (i) paying the shortfall on the sale of his primary residence;
(ii) reimbursing Mr. Lally certain financing and closing costs in connection with the purchase of a new home; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses.

        The Company also has loaned to Mr. Lally $1,406,250 pursuant to a five-year unsecured full recourse promissory note, which bears interest at 6% per annum. This loan was used to fund Mr. Lally's restricted stock purchase along with the secured note referenced above. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to this unsecured note.

        In April 2000, Mr. Lally terminated his employment with the Company. Under Mr. Lally's severance arrangements, he will continue to serve as a consultant to the Company, will continue to be paid his base salary as of the date of termination, and will continue to vest in his options until October 31, 2000. In addition, Mr. Lally remained eligible for a fiscal year 2000 bonus, prorated for the portion of 2000 in which he served as an employee to the Company. The Company also repurchased 5,000 unvested shares of the Company's common stock held by Mr. Lally, in exchange for the cancellation of $31,250 of Mr. Lally's indebtedness to the Company under the April 1996 promissory note. The Company also agreed to provide Mr. Lally a relocation package to assist him in moving from Southern California to Northern California. All amounts due under Mr. Lally's promissory notes to the Company were due and payable on or before April 10, 2001. In January 2001, the Company extended the maturity date of Mr. Lally's two notes to the Company, in an aggregate initial principal amount of $2,812,500, to April 10, 2002 and reinstated the accrual of 6% interest per annum on such notes, beginning January 4, 2001.

        The largest aggregate principal amount outstanding during 2000 on all loans to Mr. Lally was $2,812,500 and the amount outstanding at December 31, 2000 was $2,781,250.

        4. The Company has entered into an agreement with each of Lee Kim (Vice President and Chief Financial Officer), Vincent Sheeran (Senior Vice President Worldwide Sales) and Daniel Whelan (Senior Vice President Consulting and Support), providing that, if such person's employment is involuntarily terminated within six months following a change of control of the Company or if there is a constructive termination of such person's employment within six months following a change of control, then such person will be entitled to receive six months of base salary plus an additional week's pay for each full year of service to the Company.

        For purposes of the above discussion, the phrase "change of control" is defined to generally include the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any transaction or series of transactions that results in, or that is in connection with, any person, entity or group acting in concert (other than existing affiliates of the Company), acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of voting equity stock of the Company as shall exceed fifty percent (50%) of such aggregate voting power, (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; or
(iv) any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger; or (v) a liquidation of the Company. For purposes of the above discussion, "cause" shall mean the willful and repeated failure to comply with the lawful directions of the Company's Board of Directors; gross negligence or willful misconduct in the performance of duties to the Company and/or its subsidiaries; commission of any act of fraud with respect to the Company and/or its subsidiaries; or the conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company and/or its subsidiaries, in each case as determined in good faith by the Company's Board of Directors. For purposes of the above discussion, the term "constructive termination" shall be deemed to occur if there is a material adverse change in the individual's position causing it to be of less stature or of less responsibility; a change in the persons to whom the individual reports (other than a change in Board of Director composition); or a reduction of more than 20% of the individual's base compensation and the Company shall fail to correct the occurrence of any of these events to the reasonable satisfaction of the individual following written notice within thirty (30) days.

    Additional Indebtedness of Management

        In May 2000, the Company made loans to certain of its executive officers. Each executive officer recipient of such a loan issued the Company a promissory note in the initial principal amount. Such notes bear 6.53% interest per annum and were initially due and payable at the earlier of February 20, 2001 or when the executive officer was paid his bonus for fiscal year 2000. In February 2001, these notes were amended to extended the maturity date to February 20, 2002. These amendments also provided that interest from the date of the notes until February 20, 2001 was forgiven. Those executive officers who received loans and were indebted to the Company in an amount in excess of $60,000 during fiscal year 2000 are described below.

        - The Company loaned Richard L. Roll, its President and Chief Operating Officer, $112,500. The largest aggregate principal amount outstanding during 2000 on all loans to Mr. Roll was $112,500 and the amount outstanding at December 31, 2000 was $112,500.

        - The Company loaned Vincent Sheeran, its Senior Vice President of Worldwide Sales, $192,822. The largest aggregate principal amount outstanding during 2000 on all loans to Mr. Sheeran was $192,822 and the amount outstanding at December 31, 2000 was $192,822.

    Exchange of Options for Restricted Common Stock

        In January 2001, the Company offered all of its director and employee option holders the ability to exchange their options to purchase Company common stock for restricted shares of the Company's common stock. The Company issued each optionee who participated in the exchange one share of restricted common stock in exchange for two options and $0.001 per share of restricted stock. The Company has a repurchase right on these restricted shares. With respect to shares issued in exchange for vested options, the repurchase right lapses over a two-year period. With respect to shares issued in exchange for unvested options, the repurchase right lapses over a four-year period. If, prior to one year after the exchange, an employee optionee is terminated by the Company without cause, then on the one-year anniversary of the exchange, the Company's repurchase right will lapse with respect to one-half of the number of such employee's restricted shares that would have vested at such time had he or she remained an employee of the Company. In the event of a change of control of the Company, the repurchase right will lapse as to all shares of such restricted stock.

        Indemnification. Pursuant to the Merger Agreement between the Company and DataWorks, the Company has agreed to cause the surviving corporation in the merger to fulfill and honor in all respects the obligations of DataWorks pursuant to any indemnification agreements between DataWorks and its directors and officers as of the time of the merger (the "Indemnified Parties") and any indemnification provisions under DataWorks' Certificate of Incorporation ("DataWorks' Certificate") and DataWorks' Bylaws as in effect on the date of the Merger Agreement. The Certificate of Incorporation and Bylaws of the Company contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those in DataWorks' Certificate and Bylaws as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the time of the merger in any manner that would adversely affect the rights under those documents of individuals who, immediately prior to the merger, were directors, officers, employees or agents of DataWorks, unless such modification is required by law. None of the persons who were officers or directors of DataWorks are presently serving as directors or executive officers of the Company.

        Pursuant to the Merger Agreement, for six years after the merger, the Company agreed to cause the surviving corporation in the merger to use its commercially reasonable efforts to maintain in effect, if available, director's and officer's liability insurance covering those persons who were covered by DataWorks' director's and officer's liability insurance policy on terms comparable to those applicable to the DataWorks director and officer insurance policy, except that the Company or the surviving corporation in the merger is not required to spend greater than 150% of the annual premium paid by DataWorks for such coverage (or such coverage as is available for such 150% of such annual premium).

                          REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has:

        - reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2000 with the Company's management;

        - discussed with Ernst & Young LLP, the Company's auditors for 2000, the matters required to be discussed by SAS 61; and

        - received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and has discussed with Ernst & Young LLP its independence.

        Based on the review and discussions discussed above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

        Audit Committee:     Donald R. Dixon
                             Arthur J. Marks
                             Thomas Kelly


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee is responsible for establishing and evaluating the effectiveness of compensation policies and programs for the Company and for making determinations regarding the compensation of the Company's executive officers.

        The following report is submitted by the Compensation Committee with respect to the executive compensation policies established by the Committee and compensation paid or awarded to executive officers for the fiscal year ended December 31, 2000.

COMPENSATION POLICIES AND OBJECTIVES

        In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Compensation Committee is guided by three basic principles:

        - The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel.

        - Annual executive compensation in excess of base salaries primarily should be tied to the Company's performance.

        - The financial interests of the Company's executive officers should be aligned with the financial interests of the stockholders, primarily through stock option or restricted stock grants that reward executives for improvements in the market performance of the Company's Common Stock.

        Salaries and Employee Benefit Programs. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries and health care and other employee benefit programs to its executives and other key employees that are comparable to those offered to persons with similar skills and responsibilities by competing businesses in the Company's line of business. In addition, the Company requires its executives be based in Irvine, California and, as a result, provides relocation packages to executives and key employees who are required to relocate. In recommending salaries for executive officers, the Committee (i) reviews the historical performance of the executives, and (ii) informally reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered by competing businesses that are comparable to the Company in terms of size, revenue, financial performance and industry group. Many, though not all, of these competing businesses whose shares are publicly traded are included in the Center for Research in Securities Prices Index for NASDAQ Computer and Data Processing Stocks included in the Performance Graph on page 17 of this Proxy Statement. Another factor that is considered in establishing salaries of executive officers is the cost of living in Southern California where the Company and its executive offices are headquartered, as such cost generally is higher than in other parts of the country.

        Base salaries are reviewed and adjusted annually based principally on an evaluation of individual contributions to corporate goals, comparable market salary data, growth in the Company's size and complexity, increases or decreases in an executive's responsibilities, and Company performance. The base salaries of Messrs. Sheeran, Kim, and Whelan in 2000 increased by 20%, 15% and 5%, respectively, over December 1999 levels following an assessment of the above factors.

        Performance-Based Cash Compensation. The Company has established a cash bonus plan for executives and key employees. Payment of bonuses is dependent on the Company's achieving specific performance criteria for the fiscal year. The performance criteria include a Company operating revenue target and a Company profit before taxes goal. One half of the bonus is based on achieving the operating revenue goal and the other half is tied to achieving the profit before taxes goal. Potential cash bonuses under the plan range from 5% to 100% of an individual's base salary and can exceed 100% of base salary if greater than 100% of the performance criteria are achieved. Bonuses are paid if 75% of either the operating revenue or profit before taxes goals are met.

        The profit and revenue targets are established on the basis of annual budget and forecasts developed by management and approved by the Compensation Committee. This operating plan is developed on the basis of (i) the Company's performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors that, based on historical experience, are expected to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes can be realized, (iv) competitive conditions faced by the Company, and (v) additional expenditures beyond prior fiscal years. By taking all of these factors into account, including market conditions, the earnings goal and revenue targets are determined. For 2000, the profit and revenue targets were set at the beginning of the year. In April 2000, the objective targets were reduced and the potential individual payout amounts were reduced to 75% of the original payout amounts. The changes were made to give the employees a potential to receive a bonus which was done in an effort to retain key management employees. Given the variety of employment alternatives in both established and start-up high technology companies, the Committee concluded that the change to the bonus plan could assist the Company in retaining and motivating its key management employees.

        As a result of this performance-based bonus program, executive compensation, and the proportion of each executive's total cash compensation that is represented by incentive or bonus income, may increase in those years in which the Company's profitability increases.

        Stock Options and Equity-Based Programs. The Compensation Committee believes that the motivation of executives and key employees increases as the market value of the Company's Common Stock increases. In order to align the financial interests of executive officers and other key employees with those of the stockholders, the Company grants stock options or makes restricted stock grants to its executive officers and other key employees on a periodic basis, taking into account, among other factors, the size and terms of previous grants of equity-based compensation and stock holdings in determining awards. Stock option or restricted stock grants, in particular, reward executive officers and other key employees for performance that results in increases in the market price of the Company's Common Stock, which directly benefits all stockholders. Moreover, the Compensation Committee generally has followed the practice of granting options on terms that provide that the options become exercisable in cumulative annual installments, generally over a two to five-year period. The Compensation Committee generally has followed the practice of making restricted stock grants with vesting tied, in part, to objective Company performance targets. The Compensation Committee believes that these features of the option and stock grants not only provide an incentive for executive officers to remain in the employ of the Company, but also makes longer term growth in share prices important for the executives who receive stock options or restricted stock grants.

        In 2000, Richard Roll received three separate option grants. See "Executive Compensation Option Grants in Last Fiscal Year." Two of the grants reflect a desire to provide specific equity incentives for improved Company financial performance for the fiscal year 2000 and for the fourth quarter of fiscal year 2000. The final grant provided for vesting which is tied to Mr. Roll's fulfillment of a performance target on or before January 1, 2002.

        In 2000, Lee Kim received two separate option grants. See "Executive Compensation Option Grants in Last Fiscal Year." Both of the grants were intended to retain and motivate Mr. Kim, a key management employee.

        Other Matters. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee does consider the net cost to the Company in making all compensation decisions.

CEO COMPENSATION FOR FISCAL 2000

        The principal components of compensation for the Chief Executive Officer for fiscal 2000 included base salary, bonus, the waiver of accrued interest on two loans and an option grant. L. George Klaus, the Company's Chief Executive Officer, received a salary of $630,000 during fiscal 2000. Mr. Klaus' base salary was negotiated as part of his compensation package when he joined the Company in February 1996 and has been subsequently increased on an annual basis. Mr. Klaus' base salary did not increase in 2000 over his salary at December 31, 1999. Mr. Klaus also received a bonus of $73,710 for fiscal 2000. Mr. Klaus' bonus plan for fiscal 2000 provided for a target bonus of $283,500. One half of the target bonus was based on achieving an operating revenue goal for the Company, and the other half was based upon the Company achieving a profit before taxes goal. Additional amounts could be earned if the Company exceeded 100% of the operating revenue and profit goals. Bonuses are paid if 75% of either the operating revenue or profit before taxes goals are met based on objective formulas. For 2000, the profit and revenue targets were set at the beginning of the year. In April 2000, the objective targets were reduced and the potential payout amount was reduced to 75% of the original target bonus. The changes were made to assist the Company in retaining and motivating its key management employees, including Mr. Klaus. The Company achieved approximately 88% of the revised operating revenue target and did not achieve the revised net income target. In April 1998, the Company waived the collection of all accrued interest, including interest that might accrue in the future on two promissory notes in the aggregate principal amount of $7,000,000. The total amount of interest waived during fiscal 2000 was $420,000. In October 1999, Mr. Klaus was granted an option to purchase 100,000 shares of common stock at an exercise price of $4.25. The option vests in full on December 31, 2000 if the Company fulfills an earnings per share target for its 2000 fiscal year. The target was not fulfilled, thus the option vests in full on the fifth anniversary of the grant date. The option grant reflected a desire to provide specific equity incentive to Mr. Klaus for improved Company financial performance for the year ended December 31, 2000. When Mr. Klaus joined the Company in 1996, he purchased 2,000,000 shares of restricted common stock. The Company retained a repurchase right with respect to the restricted stock and such repurchase right with respect to 100,000 shares was tied to an objective profit after taxes target for the fiscal year ending June 30, 1999. In December 1998, the Company changed its fiscal year end to December 31. In October 1999, the above referenced profit after taxes target was replaced with another objective target which Mr. Klaus fulfilled.

        Compensation Committee   Donald R. Dixon
                                 Arthur J. Marks

                                PERFORMANCE GRAPH

        The following graph shows a comparison of cumulative total returns for the Company, the Center for Research in Securities Prices Index for the NASDAQ Stock Market (United States Companies) (the "CRSP NASDAQ Index") and the Center for Research in Securities Prices Index for NASDAQ Computer and Data Processing Stocks (the "CRSP NASDAQ Computer Index") for the last five fiscal years ended on December 31, 2000 (last market date was December 29, 2000). The graph assumes that all dividends have been reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
  (EPICOR SOFTWARE CORPORATION, CRSP NASDAQ INDEX, CRSP NASDAQ COMPUTER INDEX)

--------------------------------------------------------------------------------
                                     Legend

Symbol                   CRSP Total Returns Index for:                12/1995   12/1996   12/1997   12/1998   12/1999   12/2000
------                   -----------------------------                -------   -------   -------   -------   -------   -------
___________  (square)    EPICOR SOFTWARE CORPORATION                   100.0     211.1     208.9     227.8      90.0      14.4
__ __ __ __      *       Nasdaq Stock Market (US Companies)            100.0     128.0     150.7     212.5     394.8     237.4
_ _ _ _ _ _ (triangle)   Nasdaq Computer and Data Processing Stocks    100.0     123.4     151.7     270.6     594.7     278.7
                         SIC 7370 - 7379 US & Foreign

NOTES:

     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

     D. The index level for all series was set to $100.0 on 12/29/1995.
--------------------------------------------------------------------------------

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information as of March 13, 2001 regarding the beneficial ownership of the Common Stock and Series C Preferred Stock of the Company by (i) each person known by management to be the beneficial owner of more than 5% of any class of the Company's capital stock (based upon reports filed by such persons with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the executive officers and former executive officers named in the Summary Compensation Table, and (iv) all current directors and executive officers of the Company as a group:


                                                       Common Stock              Series C Preferred Stock       Total Voting Power
                                               ----------------------------    ---------------------------    ----------------------
                                                Amount and                         Amount
             Name and Address                    Nature of                       and Nature
                    of                          Beneficial      Percentage      of Beneficial   Percentage                  Total
             Beneficial Owner                   Ownership(1)     of Class        Ownership(1)    of Class      Votes      Percentage
             ----------------                  -------------    -----------    --------------   ----------    --------    ---------
Kleiner Perkins Caufield & Byers VII            1,168,502           2.79%        31,770(2)        33.33%      1,486,202       3.50%
   KPCB Information Sciences Zaibatsu Fund
   2750 Sand Hill Road
   Menlo Park, CA 94025

New Enterprise Associates VI                      285,000(3)          --         38,120(3)        40.00%        666,200       1.57%
   Limited Partnership
New Enterprise Associates VIII
   Limited Partnership
   1119 St. Paul Street
   Baltimore, MD 21202

Arthur J. Marks                                   300,285(4)           *         38,120(3)           --         666,200          *
   11951 Freedom Drive, Ste. 1240
   Reston, VA 20190

Trident Capital Partners Fund I, LP,                   --              *         25,415(6)(7)     26.67%        254,150          *
   Trident Capital Partners Fund I, C.V.
   2480 Sand Hill Road, Ste. 100
   Menlo Park, CA 94025

Fuller & Thaler Asset Management, Inc.          3,754,400(8)        8.98%            --              --       3,754,400       8.78%
   411 Borel Avenue, Suite 402
   San Mateo, CA 94402

L. George Klaus(5)                              2,660,000(10)       6.37%            --              --       2,660,000       6.22%

Charles Boesenberg                                  8,000              *             --              --          8,000           *
   13936 Albar Court
   Saratoga, CA 95070

Donald R. Dixon                                    30,000(9)           *         25,415(7)        26.67%       284,150           *
   505 Hamilton Avenue, Ste. 200
   Palo Alto, CA 94301

Thomas Kelly                                       30,000(10)          *             --              --         30,000           *
   1310 Villa Street
   Mountain View, CA 94041

Richard L. Roll(5)                                578,228(10)       1.38%            --              --        578,228        1.35%

Vincent Sheeran(5)                                245,500(10)          *             --              --        245,500           *

Lee Kim(5)                                        133,702(10)          *             --              --        133,702           *

Daniel Whelan(5)                                  136,176(10)          *             --              --        136,176           *

All current directors and officers as a
   group (9 persons)(5)                         4,121,891(11)       9.86%        95,305(11)      100.00%      4,741,956      11.09%

-------------------
 *   Less than 1%

(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Consists of 30,181 shares held by Kleiner Perkins Caufield & Byers VII and 1,589 shares held by KPCB Information Sciences Zaibatsu Fund II.

(3) Arthur J. Marks, a director of the Company, is general partner of New Enterprise Associates, which is the general partner of New Enterprise Associates VI, L.P. and New Enterprise Associates VIII, L.P. Mr. Marks disclaims beneficial ownership of these shares, other than to the extent of his stock ownership in New Enterprise Associates.

(4) Includes 285,000 shares held by entities affiliated with New Enterprise Associates. Arthur J. Marks, a director of the Company, is general partner of New Enterprise Associates which is general partner of New Enterprise Associates VI, L.P. and New Enterprises Associates VIII, L.P. Mr. Marks disclaims beneficial ownership of these shares other than to the extent of his stock ownership of New Enterprise Associates.

(5) The business address of this individual is c/o Epicor Software Corporation, 195 Technology Drive, Irvine, CA 92618-2402.

(6) Donald R. Dixon, a director of the Company, is president of Trident Capital Inc., which is the general partner of Trident Capital, L.P. which is the general partner of Trident Capital Partners Fund-I, L.P. and Trident Capital Partners Fund-I, C.V. Mr. Dixon disclaims beneficial ownership of these shares, other than to the extent of his stock ownership in Trident Capital, Inc.

(7) Consists of 21,218 shares held by Trident Capital Partners Fund-I, L.P. and 4,197 shares held by Trident Capital Partners Fund-I, C.V.

(8) This information is based solely upon a Schedule 13G filed February 13, 2001.

(9) Consists of 30,000 shares held directly by Donald Dixon, including shares subject to a right of repurchase by the Company as of March 13, 2001, which right of repurchase lapses over a two-year period as to some shares and a four-year period as to other shares.

(10) Includes shares subject to a right of repurchase by the Company as of March 13, 2001, which right of repurchase lapses over a two-year period as to some shares and a four-year period as to other shares.

(11) Includes all shares of common stock and Series C Preferred Stock, as applicable, owned by Kleiner Perkins Caufield & Byers, New Enterprise Associates, Trident Capital Partners, and related entities as to which the respective affiliated directors disclaim beneficial ownership.

VOTE REQUIRED AND VOTING PROCEDURES

        The affirmative vote of a majority of the shares of the Company's Common Stock and Series C Preferred Stock (on an as-converted basis) present or represented and voting at the Annual Meeting of Stockholders will be required to elect the Company's four (4) nominee directors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE COMPANY'S FOUR (4) NOMINEE DIRECTORS. Proxies solicited by the Company will be voted FOR the election of the Company's four (4) nominee directors.


                                  PROPOSAL TWO
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected Deloitte & Touche LLP ("D&T"), independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2001, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of D&T are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        On April 10, 2001, the Company informed Ernst & Young LLP ("E&Y") that E&Y would no longer be retained as the Company's independent auditor. E&Y audited the Company's consolidated financial statements for the year ended December 31, 2000. E&Y's reports on the Company's consolidated financial statements for the years ended December 31, 2000 and 1999 did not contain an adverse opinion nor a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the years ended December 31, 2000 and 1999 and during the portion of 2001 prior to the audit committee's decision to make a change, there were no disagreements between the Company and E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

        The decision not to retain E&Y has been approved by the audit committee of the Company's board of directors. The audit committee has also approved the retention of D&T as the Company's new independent auditor. During the Company's two most recent fiscal years and during the portion of 2001 prior to the audit committee's decision, the Company did not consult with D&T regarding the application of accounting principles to a specified transaction nor the type of audit opinion that might be rendered on the Company's consolidated financial statements.

FEES BILLED TO THE COMPANY BY ERNST & YOUNG LLP DURING FISCAL 2000

        Fees billed by Ernst & Young LLP for the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2000 totaled $836,000. All other fees billed to the Company by Ernst & Young LLP were approximately $187,000, including audit related services of $27,000 and nonaudit services of $160,000.

        The Audit Committee has considered and determined that the fees paid to E&Y for other audit-related services is compatible with E&Y's independence.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2001.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and
Section 16 officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the fiscal year ended December 31, 2000, the Company's officers, directors and all persons who own more than 10% of a registered class of the Company's equity securities complied with all Section 16(a) filing requirements with the exception of Statements of Changes in Beneficial Ownership on Form 4 for the month of December which was inadvertently filed late by Vincent Sheeran. The filings reported one transaction each.


                                  OTHER MATTERS

        As of the date of the Proxy Statement, the Company knows of no other matters to be submitted to the Annual Meeting of Stockholders other than those set forth herein and in the Notice of Annual Meeting of Stockholders. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to use their discretionary authority to vote the shares they represent in accordance with their best judgment.

        Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the votes entitled to be cast by the outstanding shares represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid envelope.

        THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO (BUT EXCLUDING EXHIBITS), FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 2000, WILL BE FURNISHED TO THE COMPANY'S STOCKHOLDERS AS OF THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST. IF YOU DESIRE TO OBTAIN A COPY OF SUCH ANNUAL REPORT ON FORM 10-K, PLEASE DIRECT SUCH WRITTEN REQUEST TO EPICOR SOFTWARE CORPORATION, ATTENTION: INVESTOR RELATIONS, 195 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618-2402.

                                                   THE BOARD OF DIRECTORS

Dated:  April 13, 2001

                                    EXHIBIT A

                           EPICOR SOFTWARE CORPORATION
                             AUDIT COMMITTEE CHARTER


Organization

        This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall be comprised of at least three directors, each of whom are independent of management and the Company. A director shall be considered independent if they comply with the definition of an "independent director" as specified in the NASD rules. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

        The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal and other compliance programs established by management and the board of directors of the Company. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditor and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

        The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board of directors and report the results of their activities to the board of directors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior. The committee shall adopt policies and procedures as it deems appropriate which policies and procedures may be modified from time to time based on changing conditions and circumstances.

        The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

        - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board of directors and the audit committee, as representatives of the Company's stockholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board of directors the selection of the Company's independent auditors, subject to stockholders' approval.

        - The committee shall discuss with the internal auditor and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditor, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and other compliance programs. Further, the committee shall meet separately with the internal auditor and the independent auditors, with and without management present, to discuss the results of their examinations.

        - The committee shall review the interim financial statements with management and the independent auditor prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chairman of the committee may represent the entire committee for the purposes of this review.

        - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

[epicor Software Corporation logo]
PROXY SERVICES
P.O. BOX 9141
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Epicor Software Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.



TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:
                                     EPICOR
                                              KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EPICOR SOFTWARE CORPORATION


Proposals to be Voted Upon

1.  Election of Directors - The names of the nominees are
    01) Donald R. Dixon, 02) Charles M. Bosenberg, 03) Thomas F. Kelly, and 04) L. George Klaus

    FOR  WITHHOLD  FOR ALL   To withhold authority to vote mark "For All Except"
    ALL    ALL     EXCEPT    and write the nominee's number on the line below
    [ ]    [ ]       [ ]     _______________________________

2.  Appointment of Deloitte & Touche, LLP as
    Independent Accountants - To ratify the
    appointment of Deloitte & Touche, LLP as independent accountants for the year ended
    December 31, 2001

    FOR   AGAINST   ABSTAIN
    [ ]     [ ]        [ ]

3.  To transact such other business as may
    properly come before the meeting or
    any postponements or adjournments

    _______________________________________________
   |_______________________________________________|
    SIGNATURE (Please sign within box)  Date
    _______________________________________________
   |_______________________________________________|
    SIGNATURES (Joint Owner)]           Date

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                          EPICOR SOFTWARE CORPORATION

     The undersigned stockholder of Epicor Software Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 13, 2001, and hereby appoints L. George Klaus, Richard L. Roll and Lee Kim, or any of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Epicor Software Corporation to be held on May 15, 2001 at 10:00 a.m. local time, and at any adjournment(s) thereof, and to vote all shares of stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Important: This proxy should be marked, dated and signed by each shareholder exactly as your name appears on your stock certificate, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If the shares are held by joint tenants or as community property, both holders should sign.